Exhibit 10.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

DESIGNATION OF 8.250% SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

August 28, 2020

This Amendment NO. 1 to the Amended and Restated Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership (this “First Amendment”) is made as of August 28, 2020 by DiamondRock Hospitality Company, a Maryland corporation, as the General Partner of DiamondRock Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”), pursuant to the Amended and Restated Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership, dated as of August 28, 2018 (the “Partnership Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Section 4.2.E of the Partnership Agreement generally prohibits the General Partner from issuing shares of capital stock unless (i) the General Partner shall cause the Partnership to issue to the General Partner additional Partnership Interests or certain other securities of the Partnership having designations, preferences and other rights such that the economic interests thereof are substantially similar to those of such capital stock, and (ii) the General Partner contributes the proceeds therefrom to the Partnership;

WHEREAS, Section 4.2.A of the Partnership Agreement authorizes the General Partner, in connection with the issuance of shares of capital stock by the General Partner and the contribution of the proceeds therefrom to the Partnership, to cause the Partnership to issue to the General Partner additional Partnership Interests having designations, preferences and other rights such that the economic interests attributable to such Partnership Interests are substantially similar to those of such REIT Shares;

WHEREAS, Sections 14.2.B(2) and 14.2B(3) of the Partnership Agreement permit the General Partner, without the consent of the Limited Partners, to amend the Partnership Agreement for the purpose of reflecting the issuance of additional Partnership Interests pursuant to Section 4.2 and setting forth the designations, rights, powers, duties and preferences of the Holders of any additional Partnership Interests issued pursuant to the Partnership Agreement;

WHEREAS, pursuant to and in accordance with Section 4.2.A of the Partnership Agreement, the General Partner is causing the Partnership to issue additional Partnership Interests to the General Partner in connection with the issuance by the General Partner of shares of its 8.250% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, with a stated liquidation preference of $25.00 per share (the “Series A Preferred Stock”), and the contribution of the proceeds therefrom to the Partnership; and

1

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Partnership Agreement hereby is amended as follows:

1.            In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit A hereto are the terms and conditions of units designated as “8.250% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), which hereby are established and which are to be issued to the General Partner inconsideration of its contribution to the Partnership of the net proceeds from the issuance and sale of shares of Series A Preferred Stock. The Partnership Agreement hereby is amended to incorporate Exhibit A to this First Amendment as Exhibit D to the Partnership Agreement.

2.            Section 6.1 of the Partnership Agreement is hereby amended and restated as follows:

Section 6.1 Capital Account Allocations of Profit and Loss

A.	Profit.

(1)	After giving effect to the special allocations, if any, required under this Article 6 for the applicable period, and subject to the other provisions of this Section 6.1 and to the allocations to be made with respect to any Preferred Units or additional class or series of Partnership Units established pursuant to Section 4.2, Profits in each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

i.	First, to the Partners in the same ratio and reverse order as Loss was allocated to such Partners pursuant to Section 6.1.B for all fiscal years until the aggregate amount allocated to such Partners pursuant to such provisions of Section 6.1B equals the aggregate amount allocated pursuant to this Section 6.1.A(1)(i); and

ii.	Thereafter, to the holders of Common Units and LTIP Units in accordance with their respective Percentage Interests.

(2)	Notwithstanding the provisions of Section 6.1.A(1) above, items of gross income shall first be allocated to the holders of each class of Preferred Units, (a) on a class by class basis (1) in the order of priority in which each such class is entitled to receive distributions pursuant to the provisions of Section 5.1 and/or the Certificate of Designations attached hereto and (2) in an amount equal to the aggregate distributions made to each such class of Preferred Units pursuant to the provisions of Section 5.1 or the Certificates of Designations attached hereto (other than distributions properly treated as return of capital), and (b) within each such class of Preferred Units in proportion to the distributions with respect to such class referred to in clause (2) above received by each holder of Preferred Units (other than distributions properly treated as return of capital). If in any taxable year or other allocation period the General Partner determines, in consultation with its tax advisors, that the Partnership is required to treat all or any portion of a distribution to a Preferred Unit as a guaranteed payment for capital under Code Section 707(c) (e.g. if the Partnership has insufficient items of gross income in such allocation period), then for purposes of applying this Section 6.1A(2) in future allocation periods the Partnership shall be deemed to have allocated to the applicable holders of Preferred Units, pursuant to this Section 6.1A(2), items of gross income in an amount equal to the amount of such guaranteed payment received by each holder of Preferred Units with respect to such Preferred Units.

2

B.	Losses. After giving effect to the special allocations, if any, required under this Article 6 for the applicable period, and subject to the allocations to be made with respect to any Preferred Units or additional class or series of Partnership Units established pursuant to Section 4.2, and further subject to the other provisions of this Section 6.1, Loss in each taxable year or other period shall be allocated in the following order of priority:

(1)	First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances in accordance with their respective Percentage Interests until their Economic Capital Accounts Balances (excluding, for this purpose, the portion of any such Economic Capital Account attributable to Capital Contributions made with respect to Preferred Units) are reduced to zero;

(2)	Second, to the holders of each class of Preferred Units, on a class by class basis, in the reverse priority in which each such class is entitled to distributions pursuant to the provisions of Section 5.1.A(1) and/or the Certificate of Designations attached hereto, and within such class to each holder of such class of Preferred Units, pro rata, in proportion to the portion of their Economic Capital Account balance attributable to Capital Contributions made with respect to such class of Preferred Units until such portion of their Economic Capital Account balance has been reduced to zero; and

(3)	Thereafter, to the General Partner.

For purposes of determining allocations of Losses pursuant to Section 6.1B(1), an LTIP Unit Limited Partner shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.

3

C.	Nonrecourse Deductions and Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in “partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j).

D.	Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be specially allocated for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d).

E.	Capital Account Deficits. Loss or items thereof shall not be allocated to a Limited Partner to the extent that such allocation would cause or increase a deficit in such Partner’s Adjusted Capital Account.

F.	Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement means the net income, net loss or items thereof for the applicable period as determined for maintaining Capital Accounts, and shall be determined in accordance with U.S. federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain, loss and expense that are specially allocated pursuant to this Article 6 (other than Section 6.1A(1) or Section 6.1B).

4

G.	Curative Allocations. The allocations set forth in Section 6.1C, Section 6.1D and Section 6.1E hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of this Section 6.1 and Section 6.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and expense among the Holders so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

H.	Forfeitures. Subject to Section 6.1J with respect to a forfeiture of certain LTIP Units, upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

I.	LTIP Allocations. After giving effect to the special allocations set forth in Section 6.1A(2), Section 6.1C and Section 6.1D hereof, and the allocations of Profit under Section 6.1A(1)(i) (including, for the avoidance of doubt Liquidating Gains that are a component of Profit), and subject to the other provisions of this Section 6.1, but before allocations of Profit or Losses are made under Section 6.1A(1)(ii) or Section 6.1B(1):

(1)	any remaining Liquidating Gains or Liquidating Losses shall first be allocated among the Partners so as to cause, as nearly as possible, the Economic Capital Account Balances of the LTIP Unit Limited Partners, to the extent attributable to their ownership of LTIP Units to be equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units (with respect to each LTIP Unit Limited Partner, the “Target Balance”); provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. Any such allocations shall be made among the Partners in proportion to the aggregate amounts required to be allocated to each Partner under this Section 6.1I.

5

(2)	Liquidating Gain or Liquidating Loss allocated to an LTIP Unit Limited Partner under this Section 6.1I will be attributed to specific LTIP Units of such LTIP Unit Limited Partner for purposes of determining (i) allocations under this Section 6.1I, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unit Limited Partner’s Capital Account and (iii) the ability of such LTIP Unit Limited Partner to convert specific LTIP Units into Common Units. Such Liquidating Gain or Liquidating Loss allocated to such LTIP Unit Limited Partner will generally be attributed LTIP Units so as to equalize the Economic Capital Account Balance associated each LTIP Unit and the Common Unit Economic Balance in the following order: (i) first, to Vested LTIP Units held for more than three years, (ii) second, to Vested LTIP Units held for more than two years, (iii) third, to Vested LTIP Units held for two years or less, (iv) fourth, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Company, the Partnership or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (v) fifth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each category, Liquidating Gain will be allocated seriatim (i.e., entirely to the first unit in a set, then entirely to the next unit in the set, and so on, until a full allocation is made to the last unit in the set) in the order of smallest Book-Up Target to largest Book-Up Target.

(3)	After giving effect to the special allocations set forth above, if, due to distributions with respect to Common Units in which the LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any present or former LTIP Unit Limited Partner attributable to such LTIP Unit Limited Partner’s LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such LTIP Unit Limited Partner, or Liquidating Gains shall be allocated to the other Partners, to reduce or eliminate the disparity; provided, however, that if Liquidating Losses or Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.

6

(4)	The parties agree that the intent of this Section 6.1I is (i) to the extent possible to make the Economic Capital Account Balance associated with each LTIP Unit economically equivalent to the Common Unit Economic Balance and (ii) to allow conversion of an LTIP Unit (assuming prior vesting) into a Common Unit when sufficient Liquidating Gains have been allocated to such LTIP Unit pursuant to Section 6.1I(1) so that either its initial Book-Up Target has been reduced to zero or the parity described in the definition of Target Balance has been achieved. The General Partner shall be permitted to interpret this Section 6.1I or to amend this Agreement to the extent necessary and consistent with this intention.

(5)	In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1I, Profits allocable under clause 6.1A(1)(ii) and any Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

J.	LTIP Forfeitures. If an LTIP Unit Limited Partner forfeits any LTIP Units to which Liquidating Gain has previously been allocated under Section 6.1I, (i) the portion of such LTIP Unit Limited Partner’s Capital Account attributable to such Liquidating Gain allocated to such forfeited LTIP Units will be re-allocated to that LTIP Unit Limited Partner’s remaining LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain, using a methodology similar to that described in Section 6.1I(2) above as reasonably determined by the General Partner, to the extent necessary to cause such LTIP Unit Limited Partner’s Economic Capital Account Balance attributable to each such LTIP Unit to equal the Common Unit Economic Balance and (ii) such LTIP Unit Limited Partner’s Capital Account will be reduced by the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above.

K.	Reimbursements Treated as Guaranteed Payments. Subject to Section 6.1L, if and to the extent any payment or reimbursement to the General Partner or the Company made pursuant to Section 7.7 or otherwise is determined for U.S. federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.

7

L.	Adjustments to Preserve REIT Status and Avoid Gain. Notwithstanding any provision in this Agreement to the contrary, if the Partnership pays or reimburses (directly or indirectly, including by reason of giving the General Partner or the Company or any direct or indirect Subsidiary of the Company Capital Account credit in excess of actual Capital Contributions made by the General Partner or the Company or any direct or indirect Subsidiary of the Company) fees, expenses or other costs pursuant to Section 4.2, Section 7.4 and/or Section 7.7, or otherwise, and if failure to treat all or part of such payment or reimbursement as a distribution to the General Partner, the Company or any Subsidiary of the Company (as appropriate), or the receipt of Capital Account credit in excess of actual Capital Contributions, would cause the Company to recognize income that would cause the Company to fail to qualify as a REIT, then such payment or reimbursement (or portion thereof) shall be treated as a distribution to the General Partner, the Company or direct or indirect Subsidiary of the Company (as appropriate) for purposes of this Agreement, or the Capital Account credit in excess of actual Capital Contributions shall be reduced, in each case to the extent necessary to preserve the Company’s status as a REIT. The Capital Account of the General Partner, the Company or any direct or indirect Subsidiary of the Company (as appropriate) shall be reduced by such direct or indirect payment or reimbursement (or a portion thereof) in the same manner as an actual distribution to the General Partner, the Company, or any direct or indirect Subsidiary of the Company (as appropriate). To the extent treated as distributions, such fees, expenses or other costs shall not be taken into account as Partnership fees, expenses or costs for the purposes of this Agreement. In the event that amounts are recharacterized as distributions or Capital Accounts are reduced pursuant to this Section 6.1L, allocations under Section 6.1A(1), Section 6.1B and Section 6.1I for the current and subsequent periods shall be adjusted as reasonably determined by the General Partner so that to the extent possible the Partners have the same Capital Account balances they would have if this Section 6.1L had not applied. This Section 6.1L is intended to prevent direct or indirect reimbursements or payments under this Agreement from giving rise to a violation of the Company’s REIT requirements while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be interpreted and applied consistent with such intent.

M.	Modifications to Reflect New Series or Classes. The General Partner is authorized to modify the allocations in this Section 6.1 and amend such provisions (including the defined terms used therein) in such manner as the General Partner determines is necessary or appropriate to reflect the issues of additional series or classes of Partnership Interests. Any such modification may be made pursuant to the Certificate of Designations or similar instrument establishing such new class or series.

N.	Agreement to Bear Disproportionate Losses. At the request and with the consent of the applicable Limited Partner, the General Partner may modify these allocations to provide for disproportionate allocations of Loss (or items of loss or deduction) and chargebacks thereof to a Limited Partner that agrees to restore all or part of any deficit in its Capital Account in accordance with Section 13.3 (in all cases subject to Section 6.1E).

8

3.            Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4.            This First Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

5.            If any provision of this First Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the undersigned has executed and agrees to be bound by this First Amendment as of the date first written above.

GENERAL PARTNER:

DiamondRock Hospitality Company

By:	/s/ Jeffrey J. Donnelly
Name:	Jeffrey J. Donnelly
Title:	Executive Vice President & Chief
Financial Officer

[Signature Page to Amendment No. 1 to Amended and Restated Agreement of Limited
Partnership of DiamondRock Hospitality Limited Partnership]

EXHIBIT A

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

CERTIFICATE OF DESIGNATIONS

ESTABLISHING AND FIXING THE RIGHTS, LIMITATIONS AND

PREFERENCES OF A SERIES OF PREFERRED UNITS

August 28, 2020

1.	Designation and Number. A series of Preferred Partnership Units, designated as the “8.250% Series A Cumulative Redeemable Preferred Units,” is hereby established. The number of Series A Preferred Units shall be 5,000,000.

2.	Ranking. The Series A Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank:

a.	senior to any class or series of Partnership Units, if such class or series shall be Common Units or if the holders of Series A Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Partnership Units of such class or series;

b.	on parity with any class or series of Partnership Units, if the holders of such other class or series of Partnership Units and the Series A Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preference, without preference or priority one over the other; and

c.	junior to any class or series of Partnership Units, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Series A Preferred Units.

The Series A Preferred Units will also rank junior in right of payment to the Partnership’s other existing and future debt obligations.

A-1

3.	Distributions and Allocations.

a.	Subject to the preferential rights of the holders of any class or series of Partnership Units ranking senior to the Series A Preferred Units as to distributions, the holders of the Series A Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 8.250% per annum on the stated value of $25.00 per unit (equivalent to a fixed annual amount of $2.0625 per unit). Such distributions shall accrue on each Series A Preferred Unit and be cumulative from and including the first date on which any Series A Preferred Unit is issued (the “Series A Preferred Unit Original Issue Date”) and shall be payable quarterly in arrears on each Distribution Payment Date (as defined below), commencing on September 30, 2020; provided, however, that if any Distribution Payment Date is not a Business Day (as defined below), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid, at the option of the General Partner, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series A Preferred Units for any period greater or less than a full Distribution Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to the holders of record as they appear in the records of the Partnership at the close of business on the applicable Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each Series A Preferred Unit outstanding on any Distribution Record Date shall be entitled to receive a distribution with respect to any Distribution Record Date equal to the distribution paid with respect to each other Series A Preferred Unit that is outstanding on such date Distribution Record Date, and no holder of any Series A Preferred Unit shall be entitled to receive any distributions paid or payable on the Series A Preferred Unit with a Distribution Record Date before the date such Series A Preferred Unit is issued. “Distribution Record Date” shall mean the date designated by the General Partner as the record date for the payment of distributions that is not more than 35 and not fewer than 10 days prior to the applicable Distribution Payment Date, which, unless specifically designated otherwise, shall be the same as the record date for the payment of dividends with respect to the Series A Preferred Stock. “Distribution Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2020. “Distribution Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Series A Preferred Unit Original Issue Date and end on and include September 30, 2020, and other than the Distribution Period during which any Series A Preferred Units are redeemed pursuant to Section 5 of this Certificate, which shall end on and include the day preceding the redemption date with respect to the Series A Preferred Units being redeemed).

A-2

The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are required by law, regulation or executive order to close.

b.	Notwithstanding anything contained herein to the contrary, distributions on the Series A Preferred Units shall accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are authorized or declared.

c.	Except as provided in Section 3(d) below, no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any Common Units or any other class or series of Partnership Units ranking, as to distributions, on parity with or junior to the Series A Preferred Units (other than a distribution paid in Common Units or in any other class or series of Partnership Units ranking junior to the Series A Preferred Units as to distributions and upon liquidation) for any period, nor shall any Common Units or any other class or series of Partnership Units ranking, as to distributions or upon liquidation, on parity with or junior to the Series A Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or in exchange for other units of any class or series of Partnership Units ranking junior to the Series A Preferred Units as to distributions and upon liquidation, by redemption, purchase or acquisition of any class or series of Partnership Units made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Partnership or the General Partner or any of their subsidiaries, and except for the redemption of Partnership Units corresponding to any shares of Series A Preferred Stock or any other REIT Shares to be purchased by the General Partner pursuant to the provisions of Article VII of its Articles of Amendment and Restatement, as amended (the “Charter”), or Section 9(b) of the Articles Supplementary to the Charter, dated as of August 28, 2020 (the “Series A Preferred Stock Articles”), to the extent necessary to preserve the General Partner’s status as a real estate investment trust for United States federal income tax purposes, provided such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter or the Series A Preferred Stock Articles, and except for the redemption of Partnership Units corresponding to the purchase or acquisition of any shares of Series A Preferred Stock or any other class or series of capital stock of the General Partner ranking on parity with the Series A Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock), unless full cumulative distributions on the Series A Preferred Units for all past Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

A-3

d.	When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Units and on any other class or series of Partnership Units ranking, as to distributions, on parity with the Series A Preferred Units, all distributions declared upon the Series A Preferred Units and each such other class or series of Partnership Units ranking, as to distributions, on parity with the Series A Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such other class or series of Partnership Unit shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such other class or series of Partnership Unit (which shall not include any accrual in respect of unpaid distributions on such other class or series of Partnership Units for prior Distribution Periods if such other class or series of Partnership Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

e.	Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or shares of stock, in excess of full cumulative distributions on the Series A Preferred Units as provided herein. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remain payable. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

f.	After allocations have been made pursuant to Section 6.1.A(2) of the Partnership Agreement and prior to all other allocations under the Partnership Agreement, remaining Profit shall be allocated to the Series A Preferred Units (and any other class of Preferred Units ranking on parity with the Series A Preferred Units with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership that are entitled to similar allocations as specifically set forth in the provisions of the Partnership Agreement relating to such class of Preferred Units) pro rata in proportion to the aggregate amount of cumulative preferential cash distributions that have accrued, but not been paid, in respect of the Series A Preferred Units (and such other class of Preferred Units) until the aggregate amount of the Profit allocated to the Series A Preferred Units (and such other class of Preferred Units) pursuant to this provision is equal to the aggregate amount of cumulative preferential cash distributions that have been accrued, but not been paid, in respect of the Series A Preferred Units (and such other class of Preferred Units). In the event allocations are made to the Series A Preferred Units pursuant to this provision for a taxable year, then the amount allocated to the Series A Preferred Units pursuant to Section 6.1.A(2) in each future taxable year shall be reduced until the aggregate amount of the reduction is equal to the aggregate amount previously allocated pursuant to this provision. Allocations pursuant to this provision will be subject to any prior allocations to be made to any class of Preferred Units entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or in priority to the holders of the Series A Preferred Units to the extent set forth in the allocation provisions relating to such class of Preferred Units.

A-4

4.	Liquidation Preference.

a.	Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution or payment shall be made to holders of Common Units or any other class or series of Partnership Units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to the Series A Preferred Units, the holders of Series A Preferred Units shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders, after payment of or provision for the debts and other liabilities of the Partnership, a liquidation preference of $25.00 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all other classes or series of Partnership Units ranking, as to liquidation rights, on parity with the Series A Preferred Units in the distribution of assets, then the holders of the Series A Preferred Units and the holders of each such other class or series of Partnership Units ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which the holders of the Series A Preferred Units are entitled, the holders of the Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership within the meaning of this Section 4.

5.	Redemption.

a.	If, on or after August 31, 2025, the General Partner properly exercises the Redemption Right (as defined in Section 5(b) of the Series A Preferred Stock Articles) or the Special Optional Redemption Right (as defined in Section 6(a) of the Series A Preferred Stock Articles) to redeem any of the Series A Preferred Stock in accordance with the Series A Preferred Stock Articles, the Partnership shall redeem an equal number of Series A Preferred Units from the General Partner. In addition, in the event of the liquidation, dissolution or winding up of the General Partner prior to the occurrence of a Liquidating Event pursuant to Sections 13.1 or 13.2 of the Partnership Agreement, the General Partner shall have the right to redeem, on any payment date established by the General Partner for liquidating distributions to the Series A Preferred Stock, Series A Preferred Units. Upon any such redemption, the Partnership shall pay a redemption price, in cash, to the General Partner for each Series A Preferred Unit redeemed of $25.00 per unit, plus all accrued and unpaid distributions (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest to the extent the Partnership has funds legally available therefor. So long as full cumulative distributions on the Series A Preferred Units for all past Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Partnership’s right or ability to purchase, from time to time, all or any part of the Series A Preferred Units at such price or prices as the Partnership may determine, subject to the provisions of applicable law, including the repurchase of Series A Preferred Units from the General Partner in connection with the General Partner’s repurchase of shares of Series A Preferred Stock.

A-5

b.	In the event of any redemption of the Series A Preferred Stock by the General Partner in order to preserve the status of the General Partner as a REIT for United States federal income tax purposes pursuant to Section 9(b) of the Series A Preferred Stock Articles, the Partnership shall redeem an equal number of Series A Preferred Units from the General Partner at a redemption price equal to the redemption price paid by the General Partner for such shares of Series A Preferred Stock pursuant to Section 9(b) of the Series A Preferred Stock Articles.

c.	If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series A Preferred Units at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such Series A Preferred Units on the corresponding Distribution Payment Date notwithstanding the redemption of such Series A Preferred Units on or prior to such Distribution Payment Date or the Partnership’s default in the payment of such distribution due.

d.	From and after the date of any such redemption of Series A Preferred Units, the Series A Preferred Units so redeemed shall no longer be outstanding, and all rights of the holders of such Series A Preferred Units shall terminate.

6.	Voting Rights. The Series A Preferred Units do not have any voting rights with respect to the Partnership.

A-6